Exhibit (e)(2)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is by and between Quasar Distributors, LLC (the “Distributor”), DoubleLine Funds Trust (“Fund Company”), and DoubleLine Alternatives LP, formerly known as DoubleLine Commodity LP (“Adviser”).

WHEREAS, Fund Company, the Distributor and the Adviser are parties to an existing Distribution Agreement dated April 27, 2015, as amended (the “Pre-Transaction Agreement”);

WHEREAS, all of the equity interests of the Distributor are being sold to Foreside Financial Group, LLC in a transaction (the “Transaction”) that is expected to close on or about March 31, 2020 (the “Closing Date”);

WHEREAS, the Transaction is expected to result in an “assignment” of the Pre-Transaction Agreement, and, as a consequence, the Pre-Transaction Agreement will be terminated pursuant to its terms;

Effective as of the Closing Date, the Fund Company, on behalf of each series that is party to the Agreement (each a “Fund” and collectively, the “Funds”), the Adviser and the Distributor hereby enter into a new agreement as of the Closing Date and on terms identical to those of the Pre-Transaction Agreement, which terms are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given to them in the Pre-Transaction Agreement.

In addition, the parties agree as to the following:

1.    The following provision deletes and replaces in its entirety Section 10.A. of the Pre-Transaction Agreement:

This Agreement shall become effective with respect to each Fund listed on Exhibit A on the Closing Date and with respect to each new series of Fund Company whose registration statement becomes effective after the Closing Date on the date such new series’ registration statement on Form N-lA becomes effective under the Securities Act of 1933 (or at such time as otherwise agreed by the parties). Unless sooner terminated as provided herein, this Agreement shall continue for an initial one year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees/directors or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees/directors who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees/directors, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

2.    The parties also agree to the following:

For the avoidance of doubt and notwithstanding any provision of the Pre-Transaction Agreement, the parties agree that termination of the Pre-Transaction Agreement in accordance with its terms does not limit in any way any obligation, responsibility or liability that was or is owed by Distributor to Fund Company or Adviser under the Pre-Transaction Agreement and that, for the avoidance of doubt, Distributor hereby assumes all of Distributor’s obligations, responsibilities and liabilities that arose (or that later arise) under the Pre-Transaction Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the Closing Date of the Transaction.

QUASAR DISTRIBUTORS, LLC		DOUBLELINE FUNDS TRUST

By:	/s/ Richard J. Berthy	By:	/s/ Ronald Redell
	Richard J. Berthy, President		Ronald Redell, President

DOUBLELINE ALTERNATIVES LP

		By:	/s/ Ronald Redell
Ronald Redell, Authorized Signer